EXHIBIT 99

BLACK HILLS CORPORATION ANNOUNCES

CORPORATE OFFICER ADDITION AND PROMOTIONS

RAPID CITY, SD—April 14, 2003—Black Hills Corporation (NYSE: BKH) announced the creation of another corporate officer-level position along with several corporate promotions.

        David R. Emery has been promoted to President and Chief Operating Officer for retail electric utility and communications operations. In this role, Mr. Emery will lead the executive oversight of Black Hills Power and Black Hills FiberCom, including the ongoing integration of various functions that will streamline retail operations and boost productivity. Mr. Emery has been with Black Hills Corporation in increasingly responsible roles for 14 years, most recently serving as Vice President – Fuel Resources.

        John W. Salyer, Jr. has been appointed to the new position of Executive Vice President – Strategic Planning and Development. Mr. Salyer has led the Company’s non-regulated power generation subsidiary since 2000. In his new role, he will continue these efforts during a transition period and assume Company-wide development efforts, concentrating on power generation, fuel production and mid-stream energy assets. In addition, he will lead corporate strategic planning activities. Mr. Salyer will work closely with Thomas M. Ohlmacher, the President and Chief Operating officer of Black Hills Energy, the Company’s non-regulated energy business group, and Mr. Emery relating to the retail businesses.

        The following corporate changes were also announced: Mark T. Thies has been promoted to Executive Vice President and Chief Financial Officer. Russell L. Cohen has been promoted to Senior Vice President – Risk Management.

        Daniel P. Landguth, Chairman and CEO of Black Hills Corporation, said, “The appointment and promotions announced today augment our management team in important ways. We welcome David Emery to his new position concentrating on our important retail customer base. We also have strengthened our planning and development function with the addition of John Salyer to our corporate officer team. Consistent with our strategy, we believe there are expansion opportunities in power generation, natural gas and the development of mid-stream assets that connect raw fuels to markets in the West.”

ABOUT BLACK HILLS CORPORATION

        Black Hills Corporation (www.blackhillscorp.com) is a diverse energy and communications company. Black Hills Energy, our wholesale energy unit, generates electricity, produces natural gas, oil and coal and markets energy; Black Hills Power is our electric utility serving western South Dakota, northeastern Wyoming and southeastern Montana; and Black Hills FiberCom, our broadband communications company, offers bundled telephone, high speed Internet and cable entertainment services.

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   BLACK HILLS CORPORATION ANNOUNCES CORPORATE OFFICER ADDITION AND PROMOTIONS                               April 14, 2003

CAUTION REGARDING FORWARD-LOOKING STATEMENTS

        Some of the statements in this release include “forward-looking statements” as defined by the Securities and Exchange Commission, or SEC. Black Hills Corporation makes these forward-looking statements in reliance on the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this release that address activities, events or developments that Black Hills expects, believes or anticipates will or may occur in the future are forward-looking statements. These forward-looking statements are based on assumptions, which Black Hills believes are reasonable based on current expectations and projections about future events and industry conditions and trends affecting Black Hills’ business. However, whether actual results and developments will conform to Black Hills’ expectations and predictions is subject to a number of risks and uncertainties that could cause actual results to differ materially from those contained in the forward-looking statements, including, among other things: (1) unanticipated developments in the western power markets, including unanticipated governmental intervention, deterioration in the financial condition of counterparties, default on amounts due from counterparties, adverse changes in current or future litigation, adverse changes in the tariffs of the California Independent System Operator, market disruption and adverse changes in energy and commodity supply, volume and pricing and interest rates; (2) prevailing governmental policies and regulatory actions with respect to allowed rates of return, industry and rate structure, acquisition and disposal of assets and facilities, operation and construction of plant facilities, recovery of purchased power and other capital investments, and present or prospective wholesale and retail competition; (3) the State of California’s efforts to reform its long-term power purchase contracts; (4) impact of environmental and safety laws; (5) weather conditions; (6) competition; (7) pricing and transportation of commodities; (8) market demand, including structural market changes; (9) unanticipated changes in operating expenses or capital expenditures; (10) capital market conditions; (11) legal and administrative proceedings that influence Black Hills’ business and profitability; (12) the effects on Black Hills’ business of terrorist actions or responses to such actions; (13) the effects on Black Hills’ business resulting from the financial difficulties of Enron and other energy companies, including their effects on liquidity in the trading and power industry, and Black Hills’ ability to access the capital markets on the same favorable terms as in the past; (14) the effects on Black Hills’ business in connection with a lowering of Black Hills’ credit rating (or actions Black Hills may take in response to changing credit ratings criteria), including, increased collateral requirements to execute Black Hills’ business plan, demands for increased collateral by Black Hills’ current counter-parties, refusal by Black Hills’ current or potential counterparties or customers to enter into transactions with Black Hills and Black Hills’ inability to obtain credit or capital in amounts or on terms favorable to Black Hills; and (15) other factors discussed from time to time in Black Hills’ filings with the SEC.

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